Exhibit 5



                                                  July 28, 1999



Board of Directors
U.S. Can Corporation
900 Commerce Drive
Oak Brook, Illinois 60523

         Re:    U.S. Can Corporation
                Registration Statement on Form S-8
                ----------------------------------

Ladies and Gentlemen:

         I have acted as counsel to U.S. Can Corporation (the "Company") in connection with the adoption of the U.S. Can Corporation 1998 Equity Incentive Plan (the "1998 Incentive Plan") and the U.S. Can Corporation 1999 Equity Incentive Plan (the "1999 Incentive Plan," collectively, the "Plans"). I am familiar with the corporate proceedings relative to the adoption of the Plans and the proposed issuance of shares of common stock, par value $.01 per share, of the Company (the "Common Stock") pursuant to the Plans. I have examined such corporate and other records, instruments, certificates and documents as I considered necessary to enable me to express this opinion.

         Based on the foregoing, it is my opinion that the shares of Common Stock issuable pursuant to the Plans have been duly authorized for issuance and, when sold pursuant to the Plans, will be validly issued, fully paid, and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 to be filed by the Company with respect to the shares of Common Stock issuable pursuant to the Plans and to the reference to me under the caption "Interests of Named Experts and Counsel" in such Registration Statement.

                                 Very truly yours,


                                  /s/ Steven K. Sims
                                  -------------------------------
                                  Steven K. Sims
                                  Vice President, General Counsel
                                     and Secretary